UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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J. ALEXANDER’S HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA ADVISORS, LLC
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ancora Advisors, LLC (“Ancora”) has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit withhold votes from the election of director candidates nominated by J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of shareholders.

Item 1: On May 30, 2019, Ancora issued an investor presentation, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2: On May 31, 2019, Ancora issued the following letter to shareholders of the Company:

May 31, 2019

Dear Fellow J. Alexander’s Shareholder:

Ancora Advisors, LLC (together with its affiliates, “Ancora” or “we”) is the beneficial owner of an aggregate of 1,287,983 shares of common stock of J. Alexander’s Holdings, Inc. (“J. Alexander’s”, “JAX”, or the “Company”), representing approximately 8.76% of the outstanding shares, making us one of the Company’s largest shareholders.  We are long-term shareholders, having held shares of J. Alexander’s since September 2015.

We have an important opportunity as shareholders to have our voices heard at the upcoming annual meeting of shareholders scheduled to be held on Thursday, June 20, 2019. Accordingly, we are urging JAX shareholders to WITHHOLD their votes from the re-election of Timothy Janszen and Ronald Maggard as directors of the Company by returning the enclosed GOLD proxy card.

On April 8, 2019, Ancora submitted a preliminary proposal to the Board of Directors of JAX to acquire the Company for $11.75 per share, a 24% premium to the unaffected share price prior to our Schedule 13D filing with the Securities and Exchange Commission on March 12, 2019. We believe our proposal would provide certainty, liquidity and a premium value to shareholders that have suffered persistent underperformance driven by a Board that operates JAX with utter disregard for shareholder interests. At the very least, we would have expected the JAX Board to engage with us on our proposal or announce that it would conduct a strategic alternatives review, especially after another large shareholder, Marathon Partners, urged the Board to conduct a fair and open auction process and sell JAX to the highest bidder. But the Board rejected our proposal out of hand and, since that time, has made it very clear that it is intent on continuing the same failed business strategy that has destroyed shareholder value since the spin-off in 2015, as evidenced by the following chart:

The Board’s rejection of our acquisition proposal, which it claimed “dramatically undervalued” the Company, should further outrage shareholders who, less than two years ago, were nearly victimized by the ill-conceived 99 Restaurants transaction, in which the Board was more than willing to turn over control of the Company at a price of $11.00 per share, a mere 9% premium to the pre-announcement closing price. All six of the Company’s directors who were responsible for negotiating that transaction had clear conflicts of interest, including current Board nominees Timothy Janszen, whose private equity fund stood to receive new JAX equity valued at $54.3 million, and Ronald Maggard, who apparently thought he could cleanse his conflict by resigning from the board of 99 Restaurant’s controlling shareholder the exact same day the transaction was announced. Considering the Board’s extensive conflicts, it is impossible to see an angle where the decision to engage in that transaction was made other than to enrich and entrench the current Board members at the expense of JAX’s shareholders.

We urge JAX shareholders to WITHHOLD their votes from the re-election of Timothy Janszen and Ronald Maggard as directors of the Company and send a clear message to the Board that:

•	The status quo is unacceptable – immediate change is required in the Company’s strategic direction and to hold management accountable for execution failures

•	Shareholders will no longer tolerate a Board engaging in conflicted transactions that favor the directors’ own interests over that of shareholders

•	The Board should engage with Ancora on its proposal to acquire JAX and/or immediately commence an exploration of strategic alternatives focused on a sale of the Company in order to maximize value for JAX’s shareholders

Although the election of directors at J. Alexander’s is governed by a plurality vote standard, we believe the failure of the Board to insist on the resignations of Messrs. Janszen and Maggard in the event they fail to receive a majority of the votes cast for their election would be in direct opposition to a clear shareholder directive and inconsistent with contemporary corporate governance (in view of the substantial number of companies that have adopted a majority vote standard for uncontested director elections, which CalPERS has proposed that the Company adopt, but as to which the Board has curiously made no recommendation).

We are also soliciting shareholders to vote AGAINST the approval of the Company’s Amended and Restated 2015 Equity Incentive Plan. This amended plan increases the number of shares available to be issued by 1,350,000 shares, or an additional 9.19% of the shares outstanding. We believe this dilution to current shareholders is excessive and that the Board should reduce the size of the proposed amendment, which would require the Board to bring this issue to shareholders more frequently. This, in turn, would ensure that shareholder have the ability to weigh in on compensation matters, hold the Board accountable for its decisions on equity award grants, and guard against additional awards to the Board and management that result in further dilution of shareholders’ economic interests.

Our interests are fully aligned with the interests of all J. Alexander’s shareholders. We believe there is significant value to be realized for shareholders at J. Alexander’s but that shareholders must take action in order to achieve it. We strongly believe that the vote at the Annual Meeting is an important first step towards shareholders having a Board that works for, rather than against, their best interests.

If you have already voted the Company’s proxy card for its two director nominees or given your vote to one of its representatives over the telephone or the Internet, you may change your vote by voting WITHHOLD on both nominees on the enclosed GOLD proxy card. We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today. Only your latest dated proxy card counts.

Thank you for your support,

Fred DiSanto
Ancora Advisors, LLC